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                                                                    EXHIBIT 99.2

[GATX LOGO]   FOURTH QUARTER CONFERENCE CALL
              JANUARY 30, 2004

OPERATOR:

Good morning, my name is Brooke and I'll be your conference facilitator today. At this time I would like to welcome everyone to the GATX fourth quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be question-and-answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. I would now like to turn the call over to Bob Lyons with GATX. Thank you. Mr. Lyons, you may begin your conference.

BOB LYONS:

Thank you and good morning, everyone. Thank you for joining us for our year end conference call. Joining me today are Ron Zech, Chairman and CEO, and Brian Kenney, Senior Vice President and Chief Financial Officer. I'll provide a brief recap of the numbers, which I trust all of you have seen following our release this morning. After that, Ron will provide some comments on the business overview and the dividend, and then we will go right to Q&A.

Before starting, I would like to draw everyone's attention to our forward-looking statement language contained in our press release. The factors outlined in this statement pertain to today's call. With that let's turn to the fourth quarter and year end numbers.

Today we reported 2003 fourth quarter net income of $27.6 million, or 55 cents per diluted share. Compared to a net loss of $29.4 million, or 61 cents per diluted share in the prior year period. For the full year 2003, GATX reported net income of $76.9 million, or $1.56 per diluted share, compared to net income of $300,000 in the prior year. The fourth quarter and full year results in both years were affected by a number of significant items which have been detailed on a per-share basis in the press release.

The fourth quarter and full year results reflect trends that took hold during 2003. Our rail business is showing steady quarterly performance, with utilization currently at 93 percent. Ron will talk a bit about lease pricing in a moment so I won't repeat his comments, other than to say that rate pressure continues but not at the levels seen in 2002 or early 2003. Importantly, as we discussed on prior calls, we've been actively pursuing new investment opportunities in rail, and we believe the timing is right to put capital to work in this segment. In late December we closed on a 1200 car fleet acquisition. These are quality cars on lease, and are a good example of the type of deal that we hope to do more of in the coming year. We are also active in the new car market, and our 2003 investment in rail is approximately $250 million, more than double the 2002 level and indicative of where we believe the market is heading long term.

As for air, I would invite everyone to review the slide presentation that we've again made available at gatx.com. While it was another tough year for the air industry, we had a number of notable achievements. Looking at both our owned and managed air portfolios, we completed 41 aircraft transactions or placements in 2003, and we did so with nominal downtime. Our future order book is light and we have already made strong progress on the 2004 lineup of deliveries and renewals. That said, while airlines have shown some operating improvement, it remains a tough market from a lease rate standpoint. The newest quality aircraft are faring well in terms of rates, but a broad recovery in rates is not yet at hand.

As we have discussed in the past, our technology business was faced with a difficult market for generating new volume in 2003, yet they made substantial progress as the year progressed. GATX Technology instituted a number of new marketing programs and alliances in 2003, and we are beginning to see the fruits of that labor. With a stronger IT spending environment expected in 2004, we hope to see improved volumes in this sector.

Looking at the balance sheet and cash flows, 2003 was a year of progress. Our recourse leverage is very solid at 4.4 to 1 and we had an active and good year in terms of both new debt issuance and repayment. Cash flow, one of the

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hallmarks of GATX, was also strong again in 2003. Operating cash flow exceeded
$400 million and portfolio proceeds exceeded $700 million. We used the strong cash flow to strengthen the balance sheet while also investing. We invested $875 million in 2003, down from 2002 levels as expected when we had more aircraft deliveries, but a very good year from our perspective. Rail was the largest component of 2003 investment volume, as I noted their increase previously. We also had a sharp compression in our credit spreads, which was positive news and made a number of investment opportunities more attractive.

Credit quality is materially stronger today than in recent years. We felt that way as the year progressed, and the numbers certainly bear that out. Net charge-offs and impairments were $67 million, or .9 percent of total assets, versus $94 million, or 1.3 percent of total assets in the prior year. The better-than-expected credit performance in 2003 led to a reduction in the absolute level of the allowance for losses, but we continue to maintain a reserve in excess of 6 percent of reservable assets.

Nonperforming loans, while even with 2002 year end levels, were down sharply from the third quarter level, and as a result we still are in a very good position as we enter 2004 from a credit standpoint.

I will turn it over to Ron now for his comments.

RON ZECH:

Good morning, everyone. I would like to begin with some general comments on the broad outlook for our business units and our thought process behind the dividend decision.

Most importantly, as Bob said, we believe all three primary businesses are experiencing improving market conditions, and we believe that will continue for some time. The economic and capital investment environments are improving, and some of the equipment excesses are finally working their way through the system. This situation is different for each business segment, but the basic forces are similar and positive. However, we also believe that this recovery will continue to be gradual. And there are two important points to make regarding the dynamics of our portfolio and how earnings flow from it.

For many of you this may be repetitive, but it is important to again clarify, so excuse me if this is redundant with what you already know. First, our assets are on term leases, not short-term rentals. Only a percentage of the fleet comes up for renewal each year. While this provides a great cash flow cushion when markets soften, it means improving rents only impact a portion of the fleet each year. Some of the assets coming up for renewal were placed on leases during a very strong market several years ago. Therefore, even as renewal rates are improving, some of these transactions will still be renewed at lower rates.

Second, while new investment opportunities are certainly increasing, I think all of you understand that the accounting treatment for operating leases as opposed to that for finance leases and loans, does not result in a lot of incremental book income in the initial years. So a dollar invested today may be a smart economic decision, but depending on the type of transaction, it probably won't have a big impact on near-term earnings. Let me emphasize again in closing on this portion of my comments. Notwithstanding our expectation that the pattern will be gradual for earnings recovery, we fully anticipate a continuing and significant improvement over time from today's depressed levels. The natural question, then, is -- if we expect earnings recovery why reduce the dividend now? While I can assure you that it is a question to which both management and the Board have given a great deal of thought. For the past year, more than that really, the dividend policy has been analyzed in detail and discussed at length at a number of our Board meetings. We are tremendously proud of our remarkable 85 year dividend record and understand the importance of the dividend to our shareholders. But our decision was to do what we thought would be in the best long-term, not short-term interest, of the Company.

Let's talk a little about the past few years. The period since September 11 has been very difficult and challenging, especially given our position as a leader in aircraft leasing. This was compounded by very difficult capital market conditions, economic softness, and a general imbalance in the supply and demand of various

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types of assets. During that time, we chose to be extremely conservative in regard to discretionary investment and liquidity management, and aggressive on cost reduction. We made some difficult decisions and some of them were expensive from a near-term earnings standpoint. We believe, and even with hindsight, that these were the right decisions and think those issues are mostly behind us. However, we still plan to continue to focus on strengthening the balance sheet to continue to reduce the cost of capital, a key factor in facilitating renewed growth in our portfolios.

In the turmoil of the last few years, we have been paying out dividends in excess of operating earnings without difficulty because of our strong cash flow. Investment needs were not great in that environment and our leverage was fine, so this was doable. Because of the importance of the dividend to all of us, we wanted to make the decision in a more stable environment. The main issue, as we indicated throughout the last year-plus, is that if earnings remained at current levels, the old dividend level was not appropriate. We opted to hold it flat, though, until we could get a better read on how rapid the recovery in our businesses would be, and how it would flow through to our bottom line. In short, we wanted to gauge if the recovery would have enough pop to enable us to quickly earn our way to a more normalized payout ratio without reducing the dividend.

It is now easier, but certainly not easy, to predict where the economy and the markets we serve are going, so we concluded it was the right time to make this decision and put it behind us. We want to relate the dividend to nearer-term earnings, expectations from core segments, and to give consideration to not only payout ratios but to equity formation, balance sheet objectives, and a number of other factors. I can assure you that we will be delighted to increase the dividend again as soon is justified by the continuing recovery.

As noted in our press release, we have paid quarterly dividends without interruption since 1919. We have been able to do this because we have managed our balance sheet appropriately through every cycle and every challenge. There have been times when we reduced it, raised it, and kept it flat. But it's always been there and we are confident it always will be. Now that this decision has been made, we look forward to capitalizing on the steadily improving market environment and pursue what we think will be some attractive investment opportunities in the coming years.

So with that, let's go straight to Q&A, and for either Brian, me, or Bob. Thank you.

QUESTION AND ANSWER

OPERATOR:

At this time, I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Bob Napoli with Piper Jaffray.

BOB NAPOLI:

Good morning. A couple of questions. Since the end of last year, your leverage, because the balance sheet has declined, your leverage has declined at a pretty healthy level, and is pretty low, I think, by historical standards for you. So with cutting the dividend and with a reduction in the leverage ratio, that would give you a fair amount of dry powder, especially with your credit spreads acting as well as they have. So my question to you is, what kind, what are your growth plans and what kind of level of growth would you expect to get on in this kind of an improving environment? And can you target generally some goals for balance sheet growth as opposed to the continued decline in the balance sheet and the earnings power that that suggests.

BRIAN KENNEY:

Sure, Bob, it's Brian. I think we have to take that by business. Obviously, specialty, venture and technology have run off to some extent. If they are entering 2004 with about $450 million less in assets than they did 2003. So you're right. That's been reflected in lower leverage. And we haven't, essentially, reinvested that capital. In 2004, especially with the economy picking up, with our spreads coming in dramatically, we're really looking at trying to grow the rail and air business. That's actually evidenced by one of our recent acquisitions we actually announced, the Equistar deal for

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instance. So we're going to look to aggressively grow rail and air. And that's
-- especially the rail portfolio, and that's the focus going forward, it's more on the growth side. We'll do that in terms of new car additions with the committed purchase program at rail, which has been very successful thus far. We're going to try to do it through fleet acquisitions, like the Equistar deal. We're going to try to do it through portfolio acquisitions across our businesses. So yes, it's a real focus. In terms of specific goals, that's hard to do because the venture and specialty portfolio will continue to run off. Technology volume is picking up. It picked up in the third and fourth quarters last year, and it's starting off well this year. But it's hard to tell right now what their volume will be. We think it will be much higher. So overall, the balance sheet -- it's hard to tell how much that will grow in 2004. On a segment basis we would say we want to aggressively grow rail, and hopefully we can find some air investments that make sense as well.

RON ZECH:

Bob, I might add that for the first time in 2004, the bonus plans for every employee in the Company will have a significant component focused on getting a greater focus on growth, as opposed to a number of the other variables that are also important. But that is going to be a focus throughout the Company.

BOB NAPOLI:

Okay. Can you talk a little bit, just a little, about pricing, and I know that the comparisons have been getting better in the rail sector on a quarter-over-quarter basis. Can you talk about the, has pricing, are the new prices now equal with the prices of the leases that are running off, and when do you start to expect to see pricing improvement in there? And then if you could talk about pricing in air?

BRIAN KENNEY:

Sure, I will do that. Pricing in rail has gotten better throughout 2003, but still, on average in 2003 the renewal rates on our rail cars were less than the existing lease rates. So revenue pressure continues, and that is why it was down in 2003. We see that revenue pressure still existing in 2004, but it is abating. It will continue, we see that trend continuing to improve in 2004. We're not at that inflection point yet, which is what you asked about when the average renewal rate is higher than the existing lease rate, but we are a lot closer. It's hard to pin down when that happens, but we do see better pricing, less revenue pressure in 2004. And it's really is on a car-type basis. On the freight car side, a lot of rates are up in coal, in grain, in inter-modal. Less so on the tank car side, mostly because our biggest customers there are the chemical customers, who are about 50 percent of our revenue. And they haven't really experienced the same economic recovery in the U.S. as people have on the freight side. So on the tank cars, we're starting to see that turnaround as well, there are some general service cars which ticked up in the fourth quarter on pricing. But once again, in 2004 we still see revenue pressure, although abating, on the average lease rate.

In air, that really is very asset-specific. And if you go to our website you can see our renewal schedule there.

BOB NAPOLI:

Yes.

And if I go aircraft type by aircraft type there, on the 737-800 -- it's a credit to the air group that when they, those airplanes were new, they put them on relatively short-term leases. So when those renew in 2004, we don't think we'll see any decline in lease rates; in fact we may see a pop. On some of the older aircraft types, like you see some 737-300s renewing next year, the air group feels confident they can get them done. But since those are older airplanes, and some of the leases are older as well, the rates will be down significantly as much as 30 percent. On A320's, it really depends on the age of that aircraft. On some of the older ones in some of our partnerships, you'll see a 20 percent-plus decline. On some of the newer ones they will be flat. So it is very asset-specific. But they are facing a similar situation as rail is where there will be some leases rolling over into a lower rate environment. On the air side, it's harder to see when that inflection point is. We don't think that is in 2004. And the supply demand won't be in balance then. It will probably be farther out than that.

BOB NAPOLI:

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OK, last question. The income from affiliates in your Financial Services sector was down. You had been at a run rate of about 15 million and it was only at around 6 million, I think. I just wondered what was running through there if that was --?

BOB LYONS:

Well, the biggest thing that ran through there, Bob, was an impairment on a 757 aircraft taken at Pembroke.

BOB NAPOLI:

OK

BOB LYONS:

So that knocked that number down by roughly $4 million. So that number was down in the fourth quarter. That was the biggest driver.

BOB NAPOLI:

And you would expect that number to come back to historical levels?

BOB LYONS:

Yeah, I wouldn't see anything today...

BOB NAPOLI:

Right

BOB LYONS:

that leads us to believe it wouldn't come back.

BOB NAPOLI:

Thank you.

OPERATOR:

Your next question comes from Athina Meehan with Morgan Stanley.

ATHINA MEEHAN:

Hi, there. Can you give us some more color on the remarketing activity in the Financial Services segment during the quarter, and give as a sense of what you're expecting next year in your $1.56 figure?

BOB LYONS:

Yeah, if you want to -- we could talk a little bit about the components of that remarketing figure. The $17.7 or $18 million that was generated in the fourth quarter, the biggest component of that -- $14 million of that, roughly, was specialty, as we continue to look for opportunities to capitalize on some economics in that portfolio. And the technology portfolio also contributed $3 or $4 million in remarketing gain. On a full year basis, those two also were the biggest components of the $48 million that you see generated in the marketing gains in 2003. The biggest one being specialty in a range of $30 million, and that is a mix across all the asset types within the specialty portfolio, as we actively look for opportunities, as I said.

Looking forward to 2004, as we indicate in the press release, we anticipate looking at the specialty portfolio in particular, that will be the biggest contributor to remarketing gains, Athina. And we think the environment will be good in 2004. And we would see them today, although they're a little bit difficult to predict, being roughly in the same range as 2003.

ATHINA MEEHAN:

What type of assets are being sold out of that portfolio?

BRIAN KENNEY:

There's a wide variety of assets coming out of there, everything ranging from production facilities to corporate aircraft. It's a wide - it's a very diverse portfolio.

ATHINA MEEHAN:

OK, great. Thanks.

BRIAN KENNEY:

And, Athina, I'd add that the assets, remember, in specially are down $200 million from a year ago, so they will continue for some time to be a good income and cash flow contributor in heavy remarketing gains. But over time, since we've

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curtailed investment there, that number will come down over the next few years.

BOB LYONS:

And I'd add, too, closing on that point, Athina -- the multiple over book was much improved in 2003 versus 2002, reflective of a better environment.

ATHINA MEEHAN:

Thank you.

OPERATOR:

Your next question comes from John Baldi with J.P. Morgan.

JOHN BALDI:

Yes, good morning. Two questions here. First, what percentage of your railcar fleet is coming up for renewal in 2004?

BRIAN KENNEY:

Well, in 2004, and actually beyond 2004, they're in the range of 25 to 27,000 cars coming up for a renewal decision. And that's -- I'm actually glad you asked that, because that means on a 100,000 car fleet, that on your existing fleet coming into the year, over 70 percent of your revenue is essentially predetermined. So about 25,000 cars come up for renewal, and that revenue pressure continues. But there's other ways to counteract that, as rail has done -- utilization popped 2 points in 2003; they expect utilization to continue to rise; they continue to hold the line on costs, on SG&A; and new investment is picking up. And the committed purchase program is going very well so far. So that's how they're offsetting the revenue decline on the existing fleet.

BOB LYONS:

John, I'd add, too -- in 2003, the number was actually, ending up being, a little bit higher than that 2, sorry there's an echo there but, ended up being a little bit higher than that 25,000. It was in the 28,000 range as we undertook some marketing campaigns and did some early renewals.

BRIAN KENNEY:

The number I threw out would be the schedule.

BOB LYONS:

Right

JOHN BALDI:

Ok. And then, there's some language in your release which talks to the sale of non-operating assets in 2004. Are we talking about the venture portfolio and the specialty portfolio, still?

BRIAN KENNEY:

No. No. An example would be some assets that did not go in the terminal sale that we've working on for a number of years. That would be a possibility, as an example.

JOHN BALDI:

And what's the total size of that non-operating group?

BRIAN KENNEY:

You know, we're not, we're not throwing that number out there, John. It's very uncertain as to the timing and what will get sold. There's a number of things that we're working on. So we haven't really provided that.

BOB LYONS:

We can tell you the book value on it as low, but what ultimately contributes is pretty volatile.

JOHN BALDI:

OK, and then -- I mean, longer-term, as we think about the overall payout ratio of GATX, is there a long-term target here, or is it more of just a line of scrimmage call given the environment and the earnings power of the Company at the time?

BRIAN KENNEY:

Well, the Board will -- for instance, we've laid out we earned $1.56 in 2003, in a similar range

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for 2004. And with a new 80 cent dividend, that implies around a 50 percent payout. And going forward, we would target that 50 to 60 percent range. There's really three ways that we and the Board looked at it, both on a technical basis -- looking at projected growth rates and returns on equity possible in the businesses; they looked at it on a historical basis. Historically we've paid out 50 to 60 percent. And they looked at it on a practical basis, you know, looking at our projections of EPS over the next couple of years, looking at our investments and projected capital structure. So they looked at all of that, and it all comes out to about a 50 to 60 percent range. So that would be our target. And in 2004, obviously, that 50 percent payout relies on some of that non-operating income, but we wouldn't have set that level if we didn't expect to earn it from ongoing operations in a reasonable time period.

JOHN BALDI:

OK, thanks very much.

OPERATOR:

Your next question comes from Thomas Leritz with Bank of America.

THOMAS LERITZ:

Hi, guys. Just a couple questions. Could you talk a little bit about Ryan Air's announcement earlier this week, and that impact on lease rates going forward? I guess that's my first question, in terms of on the air side.

BRIAN KENNEY:

I don't know off the top of my head if we have exposure there. But in general --

THOMAS LERITZ:

Just their general commentary that, you know, a lot of capacity has come back into the aircraft business in Europe, I guess faster than it should have. And as a result, pricing remains under pressure. You know, what's the impact in terms of aerospace in general, in terms of when you expect lease rates -- you say gradually improving.

(multiple speakers)

BRIAN KENNEY:

I really said that more for rail. We're seeing gradual, steady improvement. As far as air, it is really, as I said dependent on the equipment type. And you know, the newer 737-800s, we feel pretty confident. On some of the older aircraft, we feel less confident -- we don't see pricing discipline coming back in 2004 and it might even be tough in 2005, until the supply/demand gets into balance. So I would think their announcement really doesn't tell us anything that we didn't already know.

BOB LYONS:

One of the things, Tom, that I would point out, too -- we have often talked about -- we get questions about the number of aircraft that are parked in the desert today, and how much of those we think are going to come back online. While a lot of those are certainly going to stay out there, our preference, obviously, would be that they all stay out there, because we don't have any out there. But some will come back, and one of the questions we have and one of the unknowns is the rate at which they do bring capacity back online, because each plane pulled out, is going to be one that'll compete with one of our existing. So the fewer that come out, the better.

BRIAN KENNEY:

By the way we checked, we don't have exposure there. But, you know, Bob mentioned non-performing assets dropping in the quarter -- that was an airplane that was repossessed and put back on LOI. So the air group has done an outstanding job of keeping aircraft utilized, but pricing is suffering and that continues.

THOMAS LERITZ:

I see. And I guess getting back to the dividend, I mean, 85 years of uninterrupted dividend increases -- I guess just some more clarity on that. I mean, in the release you talk about a slow recovery, a more stable environment. I guess we've seen the worst of it. And the $1.56 seems to be the base. I guess, you need a more dramatic increase in earnings, I guess, in

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order to maintain that dividend. Is it -- Are the investment needs sucking up the excess cash? I mean, is that the focus as well?

BOB LYONS:

Let me just clarify and then I'll let Brian talk about that. We continue to pay the dividend quarterly. That streak continues today uninterrupted. In that 85-year time frame, there have been times when the dividend has been cut. So it hasn't been 85 years of steady increases. There have been -- I think the longest stretch we had was probably 15 or 16 years of increases, and then held flat for a number of years. So it's moved around a bit, but that goes on uninterrupted today.

BRIAN KENNEY:

I'd repeat that we wouldn't have set the dividend there if we didn't believe we'd earn that from core operations in a reasonable time period. And we do want to keep our capital structure intact. We don't like being a BBB- leasing company, and we'd like to improve that as well. Our cost of funding has come in dramatically over the last year, and that's helped our situation, our investment level. And we're determined to keep that right capital structure so we can continue to invest in our businesses. And I think that dividend, new dividend level answers all those challenges.

THOMAS LERITZ:

I guess, looking out a little further, 2005 - I mean, a lot of these lease rates are coming up for renewals at these lower rates. I guess a little scenario analysis unless, you know, if you see an improvement over the next three to four months, you know, in terms of 2005, what do you need to get back to $2 in earnings again? Is that --?

BOB LYONS:

Well what we see right now, Tom, and we'll take the rail business for example -- because it's probably the one where it's easiest to talk generically about it because of the size of the fleet -- the average renewing rate in 2004 will be essentially the same, up maybe $1 or $2 from the average renewing rate in 2003. Now in 2005, that number goes down, so your comps begin to get a little bit easier. And as we mentioned in the press release, when you look at North American revenue for rail, it had flattened out finally, midyear and towards the end of 2003. So I would say we are kind of poised to start moving things up, but it's going to take some time. And 2004 will be another year where we are fighting that revenue pressure, although not as intense as years past. The question about how do we get back to $2 share, I think, even in a normal environment that $2 a share includes a lot of different factors, not just rail and air, getting back going in the right direction but remarketing gains and other things. And it's pretty difficult to pinpoint exactly what it takes.

THOMAS LERITZ:

But would you argue that the $1.56 is kind of the base case, the worst case? I mean, are we in the midst of that right now? Or, you know, some of these renewals are coming at lower rates. I mean, could we see that $1.56 go even lower?

BRIAN KENNEY:

You mentioned 2005, for instance, on the air renewals, but in 2005 there's also some leases that are coming up that were set in a down environment. So it's not that everything is coming off lease that's 10 years old.

THOMAS LERITZ:

Right, right

BRIAN KENNEY:

So as Bob alluded to, revenue pressure will ease as we go forward. And as the market recovers and the existing fleet is lifted, and as we invest new dollars, yeah -- we think $2 out a couple of years is the potential.

TOM LERITZ:

I see. Ok that's all I have. Thank you.

OPERATOR

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Your next question comes from the line of Tom Kalett with UBS.

TOM KALETT:

Hi, Bob, Brian.

BRIAN KENNEY:

Hi

BOB LYONS:

Hi, how are you?

TOM KALETT:

Good. One, a couple of things -- number one, in past conference calls, you've referred to that there may be some opportunities on the radar screen to increase either, obviously, the rail portfolio, but the air portfolio, too. And I guess I'm going to be incredulous if we go through this whole cycle and something doesn't pop up, not like Pembroke, but maybe even bigger for you guys. Is that still your thoughts that something will pop up sooner or later, without getting specific?

RON ZECH:

This is Ron. There's two parts to my answer on that. One is, we have been very focused on and hopeful of finding asset management opportunities during this difficult period, not necessarily the giant acquisition -- and when I say asset management, not just managing for a fee, but with co-investors acquiring smaller portfolios, maybe individual transactions, maybe larger things. And where we would be a co-investor, I've wanted to allocate incremental investment capital in air, leveraged up with partner money. We're partners, putting our money side-by-side but where there's scale to greater than we can do on our own. We have had -- on balance, we've been disappointed, clearly, because we haven't done anything. But we have had -- worked closely with one partner in particular, one potential partner in particular, has bid on a number of things. Haven't done anything that meets our risk reward criteria, and that's kind of the bad news. The good news side of that is that valuations on transactions when it comes to actually trying to do them, the valuations are higher than we might have anticipated, which speaks well of the several billion that we have already invested. But we're disappointed that we haven't done that, because that is the smartest way, I think, that we can spend our capital there. Now we certainly have not given up on that, and are very actively involved in trying to move that project forward.

Your -- I think the main point of your question was aren't there some more elephant-sized opportunities out there -- not huge huge, but meaningful portfolios that people have become disillusioned with. And the answer is yes. We are working again with investor partners to take a look at those. But those -- those are going to be tough to do because I think a lot of people just like us see improvement in the not too distant future, and therefore aren't really maybe prepared to sell at prices that make that incremental investment make sense. Now that changes when ownership structures change, when people take write-offs, whatever. You need a motivated seller, not a silly motivated seller, but somebody who is not just fishing around and who is serious about doing it. And there are some portfolios that either are known to be or are highly speculated to be available. So we're going to work on that, but those are hard. But we're certainly -- my priority really would be more the first thing I described, to find a little bit more targeted transactions that we can find a partner capital with to co-invest.

TOM KALETT:

The second question I have is, I think there's been some reference in the past to there may be some opportunities for GATX on the marine vessel side, enlarging that portfolio. I know you have expertise there going back a number of years. Is that possible a third leg to the stool here, enlarging that portfolio?

RON ZECH:

The yes or no answer is yes; it's still pretty modest. We don't talk a lot about it, but we actually have several meaningful investments with operating partners in that area. I actually happened to meet with that group two days ago. They are doing great. They are just -- the structure of the investments, what is happening in the marine sector -- and I'm not talking about ASC here I'm talking about these ventures. But they're not quite big enough yet in aggregate to

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spend a lot of time on. But yes, they have been - they're included in the specialty portfolio, so while we say we're running off specialty, I've made it real clear internally that that does not include them. It also does not include our effort to acquire transactions and portfolios in the secondary market through our corporate finance group, where we - you know, that's been a very core business for us over the years. Those transactions get housed in specialty, so we're running off specialty is a little bit of an overstatement. We would like to expand that portfolio selectively. Actually earlier this week, late last week, we approved a small incremental investment there. And those people are charged up and looking around. They're also quite cautious, because if you follow that market at all, there's a-- in certain sectors there is a certain amount of frenzied activity right now, with -- created by supposedly by mostly Chinese demand.

TOM KALETT:

The last question I have is, where are we in the ongoing pension expense? Are we fairly funded there, is there more to do? What is the liability there, Robert or Brian?

BRIAN KENNEY:

This is Brian. On an ABO funded basis, on the salary plan we are 106 percent funded, on the hourly side we're 103 percent funded. So we're very well funded there. It was a good return year for our pension assets in 2003. So we're in very good shape.

TOM KALETT:

Thank you very much.

OPERATOR:

Your next question comes from the line of Joe Jolson with JMP.

JOE JOLSON:

Hey, guys, good job explaining you're reasoning for doing this. I just had a question. Did you consider just raising equity capital so you could maintain your dividend at all, like most companies would do in this situation?

BRIAN KENNEY:

No, not really. We haven't done that. You know, leverage really isn't the problem. As I said, leverage has dropped. So in terms of needing the equity, we need equity formation but we need that to come out of our base businesses. It's not really a leverage issue per se, it's more we need to see the economic turnaround. If you look at what the rating agencies look at, they'd like to see equity formation from our businesses. It's not that they would object to it, but, you know, I think some shareholders would, actually.

JOE JOLSON:

No, I think that -- it's just rare, in my thirty years of doing this to see a company take a step like this. It's a tough thing to do as a management team, but it is the right thing to do. I think at least. You know, in terms of your rating agency BBB- issue, is there some reason that you guys think by right-sizing your payout ratio you may be in consideration to be upgraded anytime soon?

BRIAN KENNEY:

You know, we talk to the rating agencies all the time and we meet with them and show them our projections. And we talked to them yesterday to tell them about the dividend cut. I think in isolation, obviously, the rating agencies look at a dividend cut as a good thing because of equity formation. But they also want to analyze it in terms of what it means for underlying earnings of our businesses and what the market reaction is going to be. So it's a little -- they have to do their analysis. I think as far as an upgrade goes, once we got out of the venture business and announced curtailment of some of the specialty investments, they -- going forward they would consider us to have a lower risk profile. As far as an upgrade in 2004, I would think that they'd want to see evidence that the businesses have turned around, the equity formation is coming out of them. And I'd also think they'd want to see the air portfolio have less -- be more seasoned in terms of the lack of volatility we've seen over the last couple of years. So I guess the short answer is I

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wouldn't expect an upgrade until they see that in 2004.

JOE JOLSON:

You might have mentioned this -- I'm sorry if I'm asking a question that you already addressed earlier in the call. But, what are these non-core assets that you might be looking at selling, in terms of the magnitude of them in aggregate, and -- did you give any information on that?

BRIAN KENNEY:

Yeah, I'm going to give you a frustrating answer in terms of the magnitude, because it's so uncertain as to the timing and the size, and we don't want to compromise any negotiating position we have. But an example would be, we sold our terminals business a few years ago, and we have some assets left over from that that didn't go with the sale that we've been working on selling for quite some time; very low book value, and they may come to sale in 2004. So that would be an example.

JOE JOLSON:

I mean, just in, without being specific about what they are, can you just give us kind of roughly what in terms of dollar assets or book value might be attached with it?

BRIAN KENNEY:

Oh, sure, like, for instance in that one case on the terminal asset, it's got a very low book value, like around $10 million.

JOE JOLSON:

I mean, where are you looking at selling any of -- like your venture portfolio? I know you don't want to be specific, so don't be --

BRIAN KENNEY:

No, that's OK. The venture portfolio, we looked at selling at the end of last year, the U.S. business, and we received a tremendous amount of interest. Actually, I worked on that myself. Generally the bids were in the range of a little less than book value. And when we saw the portfolio quality improving so dramatically, as well as realizing some venture warrant gains again, we decided the smart thing to do economically would be to let that portfolio run off. So that is what we are letting that doing -- let that do. We did have a portfolio in Canada and one in the U.K. -- together they were a little less than $50 million. Actually, those were sold in the fourth quarter. No real gain or loss. But, no. Going forward, the best assumption on venture is we'll let it runoff. It's largely gone, the loan portfolio, by mid-2005 probably.

JOE JOLSON:

So basically, when you say you're going to sell these non-core things, that these are things that probably aren't asset or equity intensive, these are just businesses that you have?

BRIAN KENNEY:

It's more property, more assets that we have that we've been working on for quite some time that we suspect may go in 2004. And if I say any more, the guy that's working on it is going to kill me.

JOE JOLSON:

But did you quantify anywhere in the call -- like, you said that that might help supplement the $1.56 or whatever this year of earnings reported. Did you say is that going to be 5 percent, 10 percent? Did you give any range of what it could be?

BRIAN KENNEY:

No, I'm giving a very frustrating answer to a number of people, I think, in that -- in that core earnings -- if you go to the press release, we said rail and air will be in the same range in 2004 as 2003. But because of the drop in assets and technology, specialty and venture -- over $400 million - they're going to contribute less. I didn't quantify that and I haven't quantified how much the non-operating gains could be. All I would say is we're, total EPS will be in the same range. So part of the reason is that I don't specify the exact drop in the income, and for instance, technology and specialty and ventures - they're not reporting segments. And so we haven't provided GAAP earnings on those. We're actually, with the changes in business composition over the last

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year, as well as the change in the management structure, we're taking a look at our segments, and investors will see more detail on those segments in 2004. Specifically, I think we'll have air, rail, tech, and most likely specialty, as reporting segments. We`re going to try and start that with the K. So it will be less frustrating answers once that information is out there.

JOE JOLSON:

Just one last follow-up. Should I be -- when I look at your depreciation expense, obviously, some of this stuff gets scrapped. I mean, how should I think about that in terms of non-economic depreciation?

BRIAN KENNEY:

Well, the rail scrappings have been very high the last two years. Going forward, we expect that to drop, probably significantly, as the market improves. We've scrapped a lot more cars in the down market because as they get to be around 30 years old, there's a lot of repairs associated with keeping them running. And if you're going to earn the revenue then you're going to scrap the car. I would say that the effect on depreciation isn't very significant, however, because the book value in those scrap cars is very low. Most of them were 30 years old and most of them we actually had a gain on the scrapping.

JOE JOLSON:

But, I mean, just in terms of, you know, the- obviously some depreciation is economic depreciation versus kind of just accounting depreciation?

BRIAN KENNEY:

Yes.

JOE JOLSON:

I mean, how should people think about that in terms of what, kind of a, an operating cash flow number might look like? I mean, would you say 100 percent of your depreciation would be non-economic, or is it, you know, half? I guess what I am getting at is that if you're targeting 50 to 60 percent payout ratio on reported earnings -- right? -

BRIAN KENNEY:

Right.

JOE JOLSON:

That would be a much smaller percentage on your operating cash flow.

BRIAN KENNEY:

Yes.

JOE JOLSON:

That's kind of what I'm trying to get at.

BRIAN KENNEY:

Yeah, it's a good question. I don't think I can really give a specific answer, other than to say -- it's a good question. We need to start investing in the rail fleet, because the economic depreciation there -- the fleet's getting older, because we haven't invested in it the last couple of years. And you're right, there is economic depreciation associated with the fleet getting older. So the cash flow that we've thrown off isn't necessarily as -- I would actually say it isn't necessarily as robust as it may appear because the fleet's getting older. So we need to keep investing in it, and -- you're getting down to the economics versus the accounting, especially in the rail fleet, and it is quite different. For instance, in the first couple of years of a railcar investment, the accounting earnings in our typical lease are not very strong. The cash flow it throws off is tremendous, because there's no maintenance and, obviously, depreciation is non-cash. So it's a radically different answer if you get to the economic earnings.

JOE JOLSON:

But isn't that -- I would assume, based on your response to some questions of mine and others -- that probably that's how you guys are thinking about the dividend and all that, is just on the economic cash flows?

BRIAN KENNEY:

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It's absolutely one of the considerations.

JOE JOLSON:

But I'm trying to think through like when maybe that dividend might go back up again, shouldn't I be looking more at that number than the reported number?

BRIAN KENNEY:

No. We look at both, but you can't ignore the reported number because the reported number determines your equity and your leverage, and it's what the financial community and the rating agencies focus on. So we, so book equity is a very important number to us. So the answer -- when I said the answer is both, it really is.

JOE JOLSON:

Anyway, I just wanted to lastly say that managements get tested with tough decisions sometimes, and you know, this -- from at least one shareholder's point of you -- was a good test for you guys. Thank you.

BOB LYONS:

Thank you.

OPERATOR:

Your next question comes from Matt Burns with SuNova Capital.

MATT BURNS:

Yes, hi. I'm just sort of looking at the quarter and listening to the comments that all three primary business are improving, market conditions, economics and capital markets are improving; credit had a sharp improvement. Rail utilizations are up from `91 to `93. There's a downward trend in absolute lease rates has abated. The Financial Services line has gone from a loss to a gain, and so on. And I look at your payout ratio in '01, which was eight times what you earned and then in '02 , it was 2.2 times what you earned. So I am just wondering, as you made this decision to cut the dividend -- I heard all the reasons -- I'm just wondering if the Board and management also took into account the tax considerations? And what I mean by that is, we now have the lowest tax rate on dividends, in maybe a half a century, maybe even 70 or 80 years. If you go back to the 1950s, the marginal tax rate on dividends was 91 percent. We just went from the highest marginal tax rate of 35 to 15. So I am just wondering if in the wisdom of the Board -- did they take that into account, or because it just seems like a strange way to reward shareholders who have stuck with you during this downturn. And that's my first question.

My second question is, if you have a BBB- rating, and you may not get an upgrade anyway, and you're de-leveraging going from 5 3 to 4 4 -- and with these gains maybe as low as 4 -- have you just thought about selling the Company outright, getting a premium for shareholders. And then if you did get the premium for shareholders, a buyer could leverage 6 to 1, reduce the cost to capital material, and have this company earning $3 or more. And thirdly, since the ownership of management aboard seems so low, excluding options -- I think the CEO owns 66,000 shares, and a lot of Board and management own 5 or 10,000 -- would it makes sense for people to have to own five times their compensation in stock and have the Board own stock, so that they might be a little bit more shareholder-oriented?

BRIAN KENNEY:

Let me take the first one which was did the Board consider the tax considerations? They considered it in context of -- absolutely in context of how important the dividend is to our shareholders, especially if you look at our largest 10 shareholders, they're very income-oriented. So, absolutely. The sentiment of shareholders with regard to the dividend was considered. But, we are thinking very long-term here. And long-term, we could absolutely keep the dividend at its current level based on cash flow. But that doesn't -- that has very little to do, as we just, as the previous caller pointed out -- with book equity formation. And we're very -- with the way our cost to capital has dropped in the last year and what that means for investment and the profitability of the Company going forward, keeping the payout artificially high will hurt us in the long-term. So it's a very long-term decision.

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On the sale of the Company and the other question, I will hand that over to Ron.

RON ZECH:

We have periodically had the question on the sale of the Company, and the answer is the same -- we would do what we thought the right thing was if that opportunity were on the table. But beyond that, it's really not possible to comment. I think that -- maybe other than to say the volatility on the air side of things probably makes that a little bit of a challenging analysis for somebody. In regard to stock ownership, we had ownership guidelines in the range you talk about, and I and others met it, both on the direct ownership side and on the option side. You kind of implied management wasn't very well aligned with the shareholders. In term of equity positions, I have to tell you from a personal standpoint I've felt pretty damn aligned during the last few years when -- with the loss of both the value of direct investment and of option values. So
--

MATT BURNS:

I'm not really trying to --

RON ZECH:

The pain has been highly correlated. Now I will say we have changed and are continuing to change a number of things. The Board is compensated more heavily in direct full-ownership shares now. We are in the process of modifying other long-term compensation arrangements to make them more directly involved with direct share ownership rather than options. So I can agree with your directional sentiment, but I'm not sure I agree with your conclusion about lack of common interest.

OPERATOR:

Your next question comes from John Emrich with Bricoleur Capital.

JOHN EMRICH:

Hi, thanks. I apologize if you covered this already. Just a question on the guidance of $1.56. The way you worded it, kind of unchanged or flat with '03 -- the '03 $1.56 included a couple of large pieces of noise like the tax adjustment benefit and the air-related impairments. Does the $1.56 for '04 assume similar noise? I'm trying to make an apples to apples comparison, the way you all did when you referred to it as similar to '03.

BRIAN KENNEY:

It does have -- assume a large amount of non-operating gains and items similar. I'm not going to put specific numbers other than to say if you exclude that stuff,

JOHN EMRICH:

Right

BRIAN KENNEY:

earnings from air and rail will be in the same range as '03, and then earnings from the other three business units -- specialty, venture, together, and technology -- all have a lower asset base coming into the year, and therefore will have lower income. So overall, income we expect to be down somewhat, adjusting for that.

JOHN EMRICH:

So that the non-operating issues in '04 will be disproportionately to the upside, if you will? The non-operating gains as opposed to losses included in that -- forecast in that $1.56?

BRIAN KENNEY:

Yes. That's a fair way to put it, yes.

JOHN EMRICH:

Thank you very much.

OPERATOR:

Your next question comes from the line of Glenn Shapiro with Sigma Capital. One moment. His question has been withdrawn. Your next question comes from Jeff Bernstein with Schroeders.

JEFF BERNSTEIN:

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Hi, good afternoon, gents

BRIAN KENNEY:

Hi

JEFF BERNSTEIN:

Just a question. We talked -- a lot of talk on the call about your recourse leverage coming down, and how you don't like being BBB- finance company, and what the agencies are looking for a company to do to improve that. Do you have specific goals that you release on what leverage you'd like to get to? And I have a follow-up from that

BRIAN KENNEY:

Traditionally, the last couple of years we've been 5 to 1. And then we sold terminals, and we got out of the venture business. And we're curtailing some of the investment in specialty as well, and our risk profile, we believe, has gone down. So you could argue for higher leverage for the Company versus the 5 to 1. What we're trying to do, and we're going to sit down with the agencies with the changes in the Company over the last year, and try to figure out longer-term what the right leverage is to get us upgraded. Because you're right, we don't, being a BBB- leasing company is a tough thing to be, because there's too much volatility in the spreads. I don't have a perfect answer for that yet. Probably the best way to frame it is if an upgrade wouldn't be in the cards based on our projections of reduced leverage, then we wouldn't let the leverage go down, and we'd push investment even harder. So we have to sit down with the agencies. I don't have a perfect answer to that right now.

RON ZECH:

I would add, too, you know, the right leverage is not a static number. You know, the more stable the economic environment is, the more positive performing a portfolio is, the more leverage that you can reasonably manage. So we're coming out of a period, as I described early on, that's been pretty challenging. And so we feel we need to be demonstrating the capacity and the implementation of a move towards a more conservative balance sheet structure. As some of those things continue to change, the targets could shift upward. But we have been conservative and we will continue to be conservative, not just arbitrarily, but to the extent necessary to build the case for the combination of improving markets and the right balance sheet to improve our rating potential.

JEFF BERNSTEIN:

Okay. And lastly, you had mentioned how well your spreads had come in. And I know you have got some maturities this year which, on an absolute basis, you would likely be able to refinance in the unsecured market for a pretty significant savings. Is that something that you foresee taking advantage of?

BRIAN KENNEY:

Well -- our liquidity is the strongest it's been in -- probably in the last three years. We have, all our bank lines are committed and unused, we have a large amount of cash on hand. In fact, one of the drag on earnings this year is probably that excess liquidity. We'd rather invest that, especially in rail portfolios and the like, but to the extent that those investments don't materialize, we'll, you know, we'll probably get aggressive about reducing debt. Because we just don't want it to sit there. So yes, we will take advantage, to the extent it arises, of a repurchase or reduction of debt opportunities in '04.

JEFF BERNSTEIN:

Okay, super. Thank you very much.

OPERATOR:

Our next question comes from Glenn Shapiro with Sigma Capital.

GLENN SHAPIRO:

I had withdrawn my question. My question has already been answered. Thank you.

OPERATOR:

At this time, there are no further questions. Mr. Lyons, do you have any closing remarks?

BOB LYONS:

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Yes. I'd like to thank everybody for their participation on the call this morning. We will be around all day today, Brian and I, if anybody has any additional questions, wants to follow-up. And we look forward to bringing you improving news through 2004. Thank you very much.

OPERATOR:

Thank you. This concludes the GATX fourth quarter earnings conference call. You may now disconnect.

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